Filed Pursuant to Rule 433

Registration No. 333-271922

March 3, 2025

Supplementing the Preliminary

Prospectus Supplement dated March 3, 2025

(To Prospectus dated May 15, 2023)

MPLX LP

Pricing Term Sheet

March 3, 2025

$1,000,000,000 5.400% Senior Notes due 2035

$1,000,000,000 5.950% Senior Notes due 2055

Issuer:	MPLX LP

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB

Net proceeds (after underwriting discounts but before expenses) to the Issuer:	$1,962,040,000

Trade Date:	March 3, 2025

Settlement Date**:	March 10, 2025 (T+5)

5.400% Senior Notes due 2035

Principal Amount:	$1,000,000,000

Maturity Date:	April 1, 2035

Coupon:	5.400%

Price to Public:	99.398% of the principal amount plus accrued interest, if any, from March 10, 2025

Yield to Maturity:	5.478%

Spread to Benchmark Treasury:	+130 bps

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	103-19+ / 4.178%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2025, to holders of record at the close of business on the preceding March 15 and September 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+20 bps (at any time before January 1, 2035)

Par Call:	At any time on or after January 1, 2035

CUSIP / ISIN:	55336V BY5 / US55336VBY56

5.950% Senior Notes due 2055

Principal Amount:	$1,000,000,000

Maturity Date:	April 1, 2055

Coupon:	5.950%

Price to Public:	98.331% of the principal amount plus accrued interest, if any, from March 10, 2025

Yield to Maturity:	6.071%

Spread to Benchmark Treasury:	+160 bps

Benchmark Treasury:	4.500% due November 15, 2054

Benchmark Treasury Price / Yield:	100-15 / 4.471%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2025, to holders of record at the close of business on the preceding March 15 and September 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+25 bps (at any time before October 1, 2054)

Par Call:	At any time on or after October 1, 2054

CUSIP / ISIN:	55336V BZ2 / US55336VBZ22

Joint Book-Running Managers:

BofA Securities, Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Comerica Securities, Inc.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322; Barclays Capital Inc. at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

**

It is expected that delivery of the notes will be made against payment therefor on or about March 10, 2025, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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